Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 5 to the Registration Statement of Lightstone Value Plus Real Estate Investment Trust III, Inc. on Form S-11 to be filed on or about July 11, 2014 of our report dated April 14, 2014, on our audits of the consolidated financial statements as of December 31, 2013 and 2012 and for the year ended December 31, 2013 and the period October 5, 2012 (date of inception) through December 31, 2012. We also consent to the reference to our firm under the caption “Experts” in Amendment No. 5 to the Registration Statement on Form S-11.

/s/ EisnerAmper LLP

Iselin, New Jersey

July 11, 2014